UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2020

GT Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08092	94-1620407
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9350 Wilshire Blvd. Suite 203
Beverly Hills, CA 90212
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchangeon which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.
Entry into a Material Definitive Agreement.

Effective as of June 23, 2020 (the “Effective Date”), GT Biopharma, Inc. (the “Company”) entered into the previously disclosed Standstill and Forbearance Agreements (collectively, the “Forbearance Agreements”) with the holders of $13.2 million aggregate principal amount of the Company’s outstanding convertible notes and debentures (collectively, the “Default Notes”), which are currently in default. Pursuant to the Forbearance Agreements, the holders of the Default Notes have agreed to forbear from exercising their rights and remedies under the Default Notes (including declaring such Default Notes (together with any default amounts and accrued and unpaid interest) immediately due and payable) until the earlier of (i) the date that the Company completes a subsequent capital raise in the amount of $15 million and, in connection therewith, commences listing on NASDAQ (collectively, the “New Financing”) or (ii) October 1, 2020 (the “Termination Date”).

The obligations of the holders to forbear from exercising their rights and remedies under the Default Notes pursuant to the Forbearance Agreements will terminate on the earliest of (i) the Termination Date, (ii) the date of any bankruptcy filing by the Company or its subsidiaries, (iii) the date on which the Company defaults on any of the terms and conditions of the Forbearance Agreements or (iv) the date the Forbearance Agreements are otherwise terminated or expire.

The Forbearance Agreements contain various customary and other representations, warranties and covenants of the Company and the holders of the Default Notes, including an agreement that the Default Notes (together with any default amounts and accrued and unpaid interest) will be converted into the Company’s common stock upon the closing of a New Financing at a conversion price equal to the lesser of (i) the conversion price in effect for the Default Notes on the date of such New Financing or (ii) 75% of the lowest per share price at which Common Stock is or may be issued in connection with such New Financing, in each case, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.9%). Shares of the Company’s Series J-1 preferred stock, which are convertible into the Company’s common stock, will be issued in lieu of common stock to the extent that conversion of the Default Notes is prohibited by such beneficial ownership limitations.

In addition, to the extent that any holders of the Default Notes also hold warrants to purchase shares of the Company’s common stock, the exercise price, number of underlying shares and expiration date of such warrants will also be subject to adjustment upon closing of a New Financing in accordance with the terms of the Forbearance Agreements.

The foregoing description of the Forbearance Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Forbearance Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 1.01. The Company has entered into a Forbearance Agreement in the form attached hereto as Exhibit 10.1 with 24 holders of the Default Notes.

Item 9.01.
Financial Statements and Exhibits.

(d)          Exhibits

10.1
Form of Standstill and Forbearance Agreement between the Company and each holder of the Default Notes.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: June 23, 2020	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer